Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 and related Prospectus dated December 22, 2015 of our report dated September 4, 2015, except for the subsequent events noted in Note 15, as to which the date is December 22, 2015, with respect to the consolidated financial statements of Cancer Prevention Pharmaceuticals, Inc. and Subsidiaries for the each of the two years ended December 31, 2013 and 2014, and to the reference to us under the heading “Experts” in this Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

December 22, 2015